Exhibit 99.2

To the Non-Managing Members of

CMF TT II, LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Patrick T. Egan
President and Director
Ceres Managed Futures LLC Trading Manager,
CMF TT II, LLC

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the Managing Member of CMF TT II, LLC,

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF TT II, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2018 and 2017, the related statements of income and expenses and changes in members’ capital for each of the two years in the period then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trading Company at December 31, 2018 and 2017, and the results of its operations and changes in its members’ capital for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.

The statements of income and expenses and changes in members’ capital for the year ended December 31, 2016 were audited by another independent registered public accounting firm whose report, dated March 24, 2017, expressed an unqualified opinion on those statements.

Basis for Opinion

These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on the Trading Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Trading Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trading Company is not required to have, nor were we engaged to perform, an audit of the Trading Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2018, by correspondence with the custodian and brokers. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the auditor of the Trading Company since 2017.

Boston, MA

March 19, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of CMF TT II, LLC:

We have audited the accompanying statements of income and expenses and changes in partners’ capital of CMF TT II, LLC (formerly, Morgan Stanley Smith Barney TT II, LLC) (the “Trading Company”) for the year ended December 31, 2016. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and changes in partners’ capital of CMF TT II, LLC for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

CMF TT II, LLC

Statements of Financial Condition

December 31, 2018 and 2017

	December 31,	December 31,
	2018	2017
Assets:
Equity in trading accounts:
Unrestricted cash (Note 2e)	$105,924,553	$143,356,321
Restricted cash (Note 2e)	35,564,414	63,639,244
Net unrealized appreciation on open futures contracts	7,300,191	9,179,357
Net unrealized appreciation on open forward contracts	1,342,730	693,915

Total equity in trading accounts	150,131,888	216,868,837

Cash at bank (Note 1)	-	437
Interest receivable	199,951	176,079

Total assets	$150,331,839	$217,045,353

Liabilities and Members’ Capital:
Liabilities:
Accrued expenses:
Management fees (Note 3a)	$107,435	$149,576
Administrative fees (Note 2j)	-	2,598
Redemptions payable (Note 8c)	425,700	15,183,732

Total liabilities	533,135	15,335,906

Members’ Capital:
Managing Member	-	-
Non-Managing Members	149,798,704	201,709,447

Total Members’ capital (net asset value)	149,798,704	201,709,447

Total liabilities and Members’ capital	$150,331,839	$217,045,353

See accompanying notes to financial statements.

CMF TT II, LLC

Condensed Schedule of Investments

December 31, 2018

	Notional ($)/
	Number of		% of Members’
	Contracts	Fair Value	Capital
Futures Contracts Purchased
Commodity	1,071	$271,285	0.18%
Equity	123	(93,625)	(0.06)
Currencies	2,839	223,590	0.15
Interest Rates	6,318	4,878,473	3.25

Total futures contracts purchased		5,279,723	3.52

Futures Contracts Sold
Commodity	4,441	3,211,306	2.15
Equity	2,856	498,487	0.33
Currencies	2,331	224,069	0.15
Interest Rates	4,001	(1,913,394)	(1.28)

Total futures contracts sold		2,020,468	1.35

Net unrealized appreciation on open futures contracts		$7,300,191	4.87%

Unrealized Appreciation on Open Forward Contracts
Commodity	962	$2,899,996	1.93%
Currencies	$66,290,510	579,490	0.39

Total unrealized appreciation on open forward contracts		3,479,486	2.32

Unrealized Depreciation on Open Forward Contracts
Commodity	660	(1,605,885)	(1.07)
Currencies	$54,805,711	(530,871)	(0.35)

Total unrealized depreciation on open forward contracts		(2,136,756)	(1.42)

Net unrealized appreciation on open forward contracts		$1,342,730	0.90%

See accompanying notes to financial statements.

CMF TT II, LLC

Condensed Schedule of Investments

December 31, 2017

	Notional ($)/
	Number of		% of Members’
	Contracts	Fair Value	Capital
Futures Contracts Purchased
Commodity	2,856	$7,811,597	3.87%
Equity	5,072	986,854	0.49
Currencies	6,233	3,353,776	1.66
Interest Rates	7,870	(4,791,866)	(2.38)

Total futures contracts purchased		7,360,361	3.64

Futures Contracts Sold
Commodity	6,146	277,031	0.14
Equity	1,657	166,345	0.08
Currencies	1,467	(189,778)	(0.09)
Interest Rates	5,756	1,565,398	0.78

Total futures contracts sold		1,818,996	0.91

Net unrealized appreciation on open futures contracts		$9,179,357	4.55%

Unrealized Appreciation on Open Forward Contracts
Commodity	580	$2,138,626	1.06%
Currencies	$84,028,353	2,714,299	1.35

Total unrealized appreciation on open forward contracts		4,852,925	2.41

Unrealized Depreciation on Open Forward Contracts
Commodity	471	(1,989,495)	(0.99)
Currencies	$73,154,673	(2,169,515)	(1.08)

Total unrealized depreciation on open forward contracts		(4,159,010)	(2.07)

Net unrealized appreciation on open forward contracts		$693,915	0.34%

See accompanying notes to financial statements.

CMF TT II, LLC

Statements of Income and Expenses

For the Years Ended December 31, 2018, 2017, and 2016

	2018	2017	2016
Investment Income:
Interest income	$2,242,459	$1,563,525	$624,458

Expenses:
Brokerage, clearing and transaction fees (Note 2i)	1,042,096	1,606,325	1,753,241
Incentive fees (Note 3b)	47,039	25,421	2,327,146
Management fees (Note 3a)	1,452,150	2,060,479	3,204,936
Administrative fees (Note 2j)	-	40,683	53,282
Other fees	276	882	782

Total expenses	2,541,561	3,733,790	7,339,387

Net investment loss	(299,102)	(2,170,265)	(6,714,929)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(16,441,483)	(3,922,813)	36,904,387
Net change in unrealized gains (losses) on open contracts	(1,242,043)	1,222,215	5,968,001

Total trading results	(17,683,526)	(2,700,598)	42,872,388

Net income (loss)	$(17,982,628)	$(4,870,863)	$36,157,459

See accompanying notes to financial statements.

CMF TT II, LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2018, 2017, and 2016

	Managing	Non-Managing
	Member	Members	Total

Members’ Capital, December 31, 2015	$-	$375,060,725	$375,060,725

Capital contributions - Non-Managing Members	-	9,882,837	9,882,837

Capital withdrawals - Non-Managing Members	-	(125,340,992)	(125,340,992)

Net income (loss)	-	36,157,459	36,157,459

Members’ Capital, December 31, 2016	-	295,760,029	295,760,029

Capital contributions - Non-Managing Members	-	773,291	773,291

Capital withdrawals - Non-Managing Members	-	(89,953,010)	(89,953,010)

Net income (loss)	-	(4,870,863)	(4,870,863)

Members’ Capital, December 31, 2017	-	201,709,447	201,709,447

Capital contributions - Non-Managing Members	-	8,490,237	8,490,237

Capital withdrawals - Non-Managing Members	-	(42,418,352)	(42,418,352)

Net income (loss)	-	(17,982,628)	(17,982,628)

Members’ Capital, December 31, 2018	$-	$149,798,704	$149,798,704

See accompanying notes to financial statements.

CMF TT II, LLC

Notes to Financial Statements

1.         Organization:

CMF TT II, LLC (formerly, Morgan Stanley Smith Barney TT II, LLC) (“TT II, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). The Trading Manager (as defined below) may also determine to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Trading Company commenced operations on August 1, 2007.

Ceres Managed Futures LLC (“Ceres”, “Managing Member” or the “Trading Manager”) is the trading manager and the managing member of the Trading Company. As of January 1, 2017, Ceres became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to January 1, 2017, Ceres was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC.

Ceres has retained Transtrend B.V. (“Transtrend” or the “Trading Advisor”) to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Transtrend, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company. Ceres Orion L.P. (formerly, Orion Futures Fund L.P.) (“Orion”) (a New York limited partnership) and Global Futures Fund Ltd. (“Global Futures”) (a Cayman Islands exempted company) were the Members of the Trading Company and each owned approximately 99.2% and 0.8% of the Trading Company as of December 31, 2018, respectively. Prior to the close of business on December 31, 2017, Orion, LV Futures Fund L.P. (“LV”) (a Delaware limited partnership), Meritage Futures Fund L.P. (“Meritage”) (a Delaware limited partnership) and Managed Futures Strategic Alternatives, L.P. (“Strategic Alternatives”) (a Delaware limited partnership) were the Members of the Trading Company and each owned approximately 95.8%, 1.6%, 0.9% and 1.7% of the Trading Company, respectively. As of the close of business on December 31, 2017, LV, Meritage and Strategic Alternatives each terminated operations and redeemed their entire investments in the Trading Company.

The clearing commodity broker for the Trading Company is Morgan Stanley & Co. LLC (“MS&Co.”). During the periods included in this report, MS&Co. also acted as the counterparty on the trading of foreign currency forward contracts. JPMorgan Chase Bank, N.A. (“JPMorgan”) also acts as a foreign exchange forward or swap contract counterparty for the Trading Company. MS&Co. is a wholly-owned subsidiary of Morgan Stanley. The Trading Company also deposited a portion of its cash in a non-trading bank account at JPMorgan.

In July 2015, the Trading Manager delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Trading Company.

CMF TT II, LLC

Notes to Financial Statements

2.          Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Statement of Cash Flows. The Trading Company has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Members’ Capital is included herein. As of and for the years ended December 31, 2018, 2017 and 2016, the Trading Company carried no debt and all of the Trading Company’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Trading Company’s Investments. All Futures Interests held by the Trading Company, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The Futures Interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Net unrealized gains or losses on open contracts are included as a component of equity in trading accounts in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

d.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash. The cash held by the Trading Company available for trading in Futures Interests is on deposit in commodity brokerage accounts with MS&Co. and JPMorgan. The Trading Company’s restricted cash is equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. and JPMorgan, as applicable. At December 31, 2018 and 2017, the amount of cash held for margin requirements was $35,564,414 and $63,639,244, respectively. Restricted and unrestricted cash includes cash denominated in foreign currencies of $(2,793,375) (proceeds of $2,793,455) and $1,860,685 (cost of $1,848,913) as of December 31, 2018 and 2017, respectively.

f.

Revenue Recognition. MS&Co. pays the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s brokerage account at MS&Co. during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. When the effective rate is less than zero, no interest is earned. Any interest earned on the Trading Company’s cash account in excess of the amounts described above, if any, will be retained by MS&Co. and/or shared with Ceres. For purposes of such interest payments, daily funds do not include monies due to the Trading Company on Futures Interests that have not been received. MS&Co. and Ceres will retain any excess interest not paid to the Trading Company on such uninvested cash.

CMF TT II, LLC

Notes to Financial Statements

g.

Income Taxes. Income taxes have not been recorded as each Member is individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Company follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Trading Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Trading Company’s Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Statements of Income and Expenses in the years in which the position is claimed or expected to be claimed. The Trading Manager has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Trading Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2015 through 2018 tax years remain subject to examination by U.S. federal and most state tax authorities.

h.

Investment Company Status. Effective January 1, 2014, the Trading Company adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Trading Manager’s assessment, the Trading Company has been deemed to be an investment company since inception. Accordingly, the Trading Company follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

i.

Brokerage, Clearing and Transaction Fees. The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees are paid as they are incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transaction and clearing fees as they are incurred.

j.

Administrative Fee. Prior to January 1, 2018, the Trading Company accrued and paid to Ceres a monthly fee to cover all administrative and operating expenses (the “administrative fee”). The monthly administrative fee was equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There were no administrative fees allocated to Orion and Orion’s Members’ Capital was excluded from the determination of the administrative fee.

k.

Equity in Trading Accounts. The Trading Company’s asset “Equity in trading accounts,” reflected in the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with MS&Co. and JPMorgan, a portion of which is used as margin for trading, (b) net unrealized appreciation on open futures contracts and net unrealized appreciation on open forward contracts, which are at fair value and calculated as the difference between the original contract value and fair value, as applicable and (c) U.S. Treasury bills, at fair value, if any.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis in the Statements of Financial Condition.

The Trading Company has offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co. and JPMorgan, as applicable, as the counterparties on such contracts. The Trading Company has consistently applied its right to offset.

CMF TT II, LLC

Notes to Financial Statements

l.	Dissolution of the Trading Company. The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres;

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

3.         Trading Advisor:

Ceres has retained Transtrend to make all trading decisions for the Trading Company.

Fees paid to Transtrend by the Trading Company consist of a management fee and an incentive fee as follows:

a.

Management Fee. The Trading Company accrues and pays Transtrend a management fee equal to 1/12th of 0.85% (a 0.85% annual rate) of the net assets as of the first day of each month. Prior to January 1, 2017, the Trading Company accrued and paid Transtrend a management fee equal to 1/12th of 1.00% (a 1.00% annual rate) of the net assets as of the first day of each month.

b.

Incentive Fee. The Trading Company pays Transtrend a half year incentive fee equal to 20% of the new trading profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar half year.

New trading profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage, clearing and transaction fees, and administrative fees, as applicable, are deducted. When Transtrend experiences losses with respect to the Members’ Capital as of the end of a calendar half year, Transtrend must recover such losses before it is eligible for an incentive fee in the future. Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

4.         Financial Instruments:

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of an exchange-traded contract is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests are fair valued as discussed in Note 6, “Fair Value Measurements.”

The Trading Company’s contracts are accounted for on a trade-date basis. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method.

CMF TT II, LLC

Notes to Financial Statements

5.         Trading Activities:

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.

The Trading Manager estimates that at any given time approximately 3.6% to 13.4% of the Trading Company’s contracts are traded over-the-counter.

All of the Futures Interests owned by the Trading Company are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2018 and 2017 were 31,418 and 38,147, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2018 and 2017 were 838 and 1,023, respectively. The monthly average notional value of currency forward contracts traded during the years ended December 31, 2018 and 2017 were $139,008,358 and $345,533,617, respectively.

The following tables summarize the gross and net amounts recognized relating to the assets and liabilities of the Trading Company’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2018 and 2017, respectively.

		Gross Amounts Offset in the Statements of Financial	Amounts Presented in the Statements of

				Gross Amounts Not Offset in the Statements of Financial Condition
	Gross Amounts		Financial	Financial	Cash Collateral
December 31, 2018	Recognized	Condition	Condition	Instruments	Received/Pledged *	Net Amount

Assets

MS&Co.

Futures	$12,164,776	$(4,864,585)	$7,300,191	$-	$-	$7,300,191

Forwards	2,900,228	(1,606,011)	1,294,217	-	-	1,294,217

	15,065,004	(6,470,596)	8,594,408	-	-	8,594,408

JPMorgan

Forwards	579,258	(530,745)	48,513	-	-	48,513

Total assets	$15,644,262	$(7,001,341)	$8,642,921	$-	$-	$8,642,921

Liabilities

MS&Co.

Futures	$(4,864,585)	$4,864,585	$-	$-	$-	$-

Forwards	(1,606,011)	1,606,011	-	-	-	-

	(6,470,596)	6,470,596	-	-	-	-

JPMorgan

Forwards	(530,745)	530,745	-	-	-	-

Total liabilities	$(7,001,341)	$7,001,341	$-	$-	$-	$-

Net fair value						$8,642,921	*

CMF TT II, LLC

Notes to Financial Statements

		Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition
				Gross Amounts Not Offset in the
				Statements of Financial Condition
	Gross Amounts			Financial	Cash Collateral
December 31, 2017	Recognized			Instruments	Received/Pledged *	Net Amount

Assets

MS&Co.

Futures	$20,788,940	$(11,609,583)	$9,179,357	$-	$-	$9,179,357

Forwards	4,524,346	(3,811,336)	713,010	-	-	713,010

	25,313,286	(15,420,919)	9,892,367	-	-	9,892,367
JPMorgan

Forwards	328,579	(328,579)	-	-	-	-

Total assets	$25,641,865	$(15,749,498)	$9,892,367	$-	$-	$9,892,367

Liabilities

MS&Co.

Futures	$(11,609,583)	$11,609,583	$-	$-	$-	$-

Forwards	(3,811,336)	3,811,336	-	-	-	-

	(15,420,919)	15,420,919	-	-	-	-
JPMorgan

Forwards	(347,674)	328,579	(19,095)	-	-	(19,095)

Total liabilities	$(15,768,593)	$15,749,498	$(19,095)	$-	$-	$(19,095)

Net fair value						$9,873,272	*

*

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and a counterparty to certain of the Trading Company’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Trading Company’s non-exchange-traded contracts, has the right to offset the Trading Company’s obligation with the Trading Company’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Trading Company is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default.

CMF TT II, LLC

Notes to Financial Statements

The following tables indicate the Trading Company’s gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2018 and 2017, respectively.

	December 31, 2018
Assets

Futures Contracts

Commodity	$4,700,761

Equity	817,723

Currencies	1,745,556

Interest Rates	4,900,736

Total unrealized appreciation on open futures contracts	12,164,776

Liabilities

Futures Contracts

Commodity	(1,218,170)

Equity	(412,861)

Currencies	(1,297,897)

Interest Rates	(1,935,657)

Total unrealized depreciation on open futures contracts	(4,864,585)

Net unrealized appreciation on open futures contracts	$7,300,191	*

Assets

Forward Contracts

Commodity	$2,899,996

Currencies	579,490

Total unrealized appreciation on open forward contracts	3,479,486

Liabilities

Forward Contracts

Commodity	(1,605,885)

Currencies	(530,871)

Total unrealized depreciation on open forward contracts	(2,136,756)

Net unrealized appreciation on open forward contracts	$1,342,730	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

CMF TT II, LLC

Notes to Financial Statements

	December 31, 2017
Assets

Futures Contracts

Commodity	$10,598,159

Equity	2,227,183

Currencies	5,205,067

Interest Rates	2,758,531

Total unrealized appreciation on open futures contracts	20,788,940

Liabilities

Futures Contracts

Commodity	(2,509,531)

Equity	(1,073,984)

Currencies	(2,041,069)

Interest Rates	(5,984,999)

Total unrealized depreciation on open futures contracts	(11,609,583)

Net unrealized appreciation on open futures contracts	$9,179,357	*

Assets

Forward Contracts

Commodity	$2,138,626

Currencies	2,714,299

Total unrealized appreciation on open forward contracts	4,852,925

Liabilities

Forward Contracts

Commodity	(1,989,495)

Currencies	(2,169,515)

Total unrealized depreciation on open forward contracts	(4,159,010)

Net unrealized appreciation on open forward contracts	$693,915	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2018, 2017 and 2016.

Sector	2018		2017		2016

Commodity	$(3,969,600)		$(12,067,331)		$(21,736,012)

Equity	(11,269,779)		41,918,710		5,634,404

Currencies	(8,144,638)		(6,892,491)		17,462,409

Interest Rates	5,700,491		(25,659,486)		41,511,587

Total	$(17,683,526)	***	$(2,700,598)	***	$42,872,388	***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

CMF TT II, LLC

Notes to Financial Statements

6.         Fair Value Measurements:

Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, forward and option contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considers prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2018 and 2017, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3).

CMF TT II, LLC

Notes to Financial Statements

December 31, 2018	Total	Level 1	Level 2	Level 3

Assets

Futures	$12,164,776	$12,164,776	$-	$-

Forwards	3,479,486	-	3,479,486	-

Total assets	$15,644,262	$12,164,776	$3,479,486	$-

Liabilities

Futures	$4,864,585	$4,864,585	$-	$-

Forwards	2,136,756	-	2,136,756	-

Total liabilities	$7,001,341	$4,864,585	$2,136,756	$-

December 31, 2017	Total	Level 1	Level 2	Level 3

Assets

Futures	$20,788,940	$20,788,940	$-	$-

Forwards	4,852,925	-	4,852,925	-

Total assets	$25,641,865	$20,788,940	$4,852,925	$-

Liabilities

Futures	$11,609,583	$11,609,583	$-	$-

Forwards	4,159,010	-	4,159,010	-

Total liabilities	$15,768,593	$11,609,583	$4,159,010	$-

7.         Financial Instrument Risk:

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks that the Trading Company is exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests and changes in interest rates make the Members’ investments volatile. If Transtrend incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Transtrend will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

CMF TT II, LLC

Notes to Financial Statements

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk and concentration risk, as MS&Co., an MS&Co. affiliate or JPMorgan are counterparties or brokers with respect to the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s non-exchange-traded forward currency contracts and forward currency option contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co. or JPMorgan. With respect to those non-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co. or JPMorgan, counterparties on such contracts, to perform. The Trading Company has a netting agreement with each counterparty. These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on non-exchange-traded forward currency contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or JPMorgan’s bankruptcy or insolvency.

In the ordinary course of business, the Trading Company enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Trading Company’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Trading Company. The Trading Company considers the risk of any future obligation relating to these indemnifications to be remote.

8.         Members’ Capital:

a.

Members’ Capital. The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, U.S. Treasury bills, at fair value, unrealized appreciation on open futures contracts, unrealized appreciation on open forward contracts and other assets, as applicable) less all liabilities (including, but not limited to, unrealized depreciation on open futures contracts, unrealized depreciation on open forward contracts, administrative fees, management fees and incentive fees, as applicable), determined in accordance with GAAP.

b.

Capital Contributions. Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals. Generally, each Member may withdraw all or a portion of its capital contributions and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member may request a withdrawal as of the end of any day if such request is received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions. Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

CMF TT II, LLC

Notes to Financial Statements

9.         Financial Highlights:

Financial highlights for the non-managing Members as a whole for the years ended December 31, 2018, 2017 and 2016 are as follows:

	2018		2017		2016
Ratios to Average Members’ Capital:

Net investment loss *	(0.2) %		(0.9) %		(2.1) %

Operating expenses before incentive fees	1.5%		1.5%		1.5%

Incentive fees	0.0%	**	0.0%	**	0.7%

Operating expenses after incentive fees	1.5%		1.5%		2.2%

Total return:

Total return before incentive fees	(9.7) %		(0.3) %		10.9%

Incentive fees	(0.0) %	**	(0.0) %	**	(0.5) %

Total return after incentive fees	(9.7) %		(0.3) %		10.4%

*	Interest income less total expenses.
**	Due to rounding.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.       Subsequent Events:

The Trading Manager evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The Trading Manager has assessed the subsequent events through March 19, 2019, the date the financial statements were available to be issued and has determined that, other than discussed below, there were no subsequent events requiring adjustment to or disclosure in the financial statements.

Effective March 6, 2019, Maureen O’Toole resigned as a director of the Trading Manager.